Exhibit 12.1
McMoRan Exploration Co.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In Thousands)

Computation of Ratio of Earnings
to Fixed Charges:
	Years Ended December 31,
	2008	2007		2006	2005	2004
Loss from Continuing Operations [a]	(211,198)	(63,561)		(44,716)	(31,470)	(52,032)
ADD:
Provision for Income Taxes	2,508	-		-	-	-
Interest Expense	50,890	66,366		10,203	15,282	10,252
Rental Expense Factor	387	248		41	60	66
Earnings Available For Fixed Charges	(157,413)	3,053		(34,472)	(16,128)	(41,714)

Interest Expense	50,890	66,366		10,203	15,282	10,252
Capitalized Interest	5,001	6,361		5,260	2,121	892
Rental Expense Factor	387	248		41	60	66
Fixed Charges	56,278	72,975		15,504	17,463	11,210

Ratio of Earnings to Fixed Charges	- [b]	-	[b]	- [b]	- [b]	- [b]

Computation of Ratio of Earnings
to Fixed Charges and Preferred Dividends:

	2008	2007		2006	2005	2004
Loss from Continuing Operations [a]	(211,198)	(63,561)		(44,716)	(31,470)	(52,032)
ADD:
Provision for Income Taxes	2,508	-		-	-	-
Interest Expense	50,890	66,366		10,203	15,282	10,252
Rental Expense Factor	387	248		41	60	66
Earnings Available For Fixed Charges and
Preferred Dividends	(157,413)	3,053		(34,472)	(16,128)	(41,714)

Interest Expense	50,890	66,366		10,203	15,282	10,252
Capitalized Interest	5,001	6,361		5,260	2,121	892
Preferred dividends [c]	22,286	3,367		1,494	1,503	1,531
Rental Expense Factor	387	248		41	60	66
Fixed Charges and Preferred Dividends	78,564	76,342		16,998	18,966	12,741

Ratio of earnings to fixed charges	- [d]	-	[d]	- [d]	- [d]	- [d]

a.	Loss represents McMoRan's continuing oil and gas operations.
b.
McMoRan sustained a net loss from continuing operations of $211.2 million in 2008, $44.7 million in 2006, $31.5 million in 2005 and $52.0 million in 2004.  These losses were inadequate to cover McMoRan’s fixed charges of $56.3 million in 2008, $15.5 million in 2006, $17.5 million in 2005 and $11.2 million in 2004.  McMoRan’s earnings available for fixed charges for 2007 were insufficient to cover it fixed charges by $69.9 million.

c.	Preferred dividends associated with McMoRan's 5% and 6 ¾% mandatorily redeemable convertible preferred stock.
d.
McMoRan sustained a net loss from continuing operations of $211.2 million in 2008, $44.7 million in 2006, $31.5 million in 2005 and $52.0 million in 2004.  These losses were inadequate to cover McMoRan fixed charges of $78.6 million in 2008, $17.0 million in 2006, $19.0 million in 2005 and $12.7 million in 2004.  In 2007, McMoRan’s earnings available for fixed charges and preferred dividends were insufficient to cover its fixed charges and preferred dividends by $73.3 million.